United States
Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934.

July 22, 2004	0-30011

Date of Report (Date of earliest event reported)	Commission File Number

TOTAL IDENTITY CORP.
(Exact name of registrant as specified in its charter)

Florida	65-0309540

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2340 Brighton-Henrietta Town Line Road Rochester, NY 14623
(Address of Principal Executive Offices) (Zip Code)

(585) 427-9050
(Registrant's telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events and Regulation FD Disclosure

Total Identity Corp. Terminates Consultant and Responds to Demands for Arbitration

On July 22, 2004, Total Identity Corp. (the “Company”) terminated its consulting agreement with Robert David on the grounds that Mr. David had breached the consulting agreement, as well as his fiduciary duties to the Company by improperly attempting to dispose of Company assets. Mr. David had been engaged as a consultant to the Company at the time of and in connection with February 2004 amendments to the agreements by which the Company acquired all the capital stock of Total Identity Systems Corp. (“TISC”), the Company’s wholly owned subsidiary (the “Acquisition Agreements”). Mr. David was formerly employed by the Company and served as a Vice President from October 2003, when the original acquisition of TISC took place, until February 2004, when the Acquisition Agreements were amended.

On or about July 26, 2004, Robert David commenced two arbitrations against the Company and TISC with the American Arbitration Association, alleging that (a) the Company had improperly terminated his consulting agreement and (b) the Company was in default of certain payment obligations under the Acquisition Agreements. The shares acquired by the Company are being held in escrow pending payment of the purchase price, and Mr. David has notified the escrow agent of the alleged default and his claim for release of the stock to him.  In his notice of default, Mr. David demands that the Company’s promissory note in the amount of $400,000 be immediately due and payable. In his demands for arbitration, Mr. David seeks $95,000 that is allegedly due and owning under the consulting agreement, and damages of in excess of $150,000 arising out of the Company’s alleged defaults under the Acquisition Agreements. Mr. David also seeks release of the pledged shares to him.

By letter dated July 28, 2004, the Company notified the escrow agent that it was contesting Mr. David’s allegation that the Company had defaulted under the Acquisition Agreements, and advised the escrow agent that, in accordance with the terms of the escrow agreement, the escrow agent could either deposit the shares into court pending resolution of the various claims between the parties or await a final, non-appealable court order directing disposition of the shares.

On or about August 4, 2004, the Company responded to Mr. David’s demands for arbitration, and denied that it had improperly terminated Mr. David’s consulting agreement. The Company also denied that it had defaulted under the Acquisition Agreements and asserted affirmative defenses and counterclaims for fraudulent inducement, fraud, failure to disclose material information, improper use of Company assets and breach of contract, including breach of Mr. David’s covenant not to interfere with the Company’s ability to repay indebtedness to various institutional lenders including M&T Bank. The Company alleges that Mr. David, through improprieties as a consultant and a former officer of the Company, and as a participant in a conspiracy with others, improperly interfered with the Company’s ability to secure funding and otherwise meet its obligations to M&T Bank. Among the improper activities alleged against Mr. David were his unauthorized discussions with M&T Bank relating to TISC’s indebtedness and Mr. David’s guarantees of those debts. M&T Bank had noticed a default against TISC under its loan agreements, but the bank has been engaged in on-going discussions with TISC and the Company to address repayment of TISC’s borrowings.  In its counterclaims, the Company seeks damages from Mr. David of in excess of $400,000. The Company also seeks a determination that the termination of the consulting agreement was proper and that the Company is entitled to retain ownership of the TISC stock

The outcome of the various claims of the parties is uncertain. In the event that the Company is unsuccessful in its claims, Mr. David could reacquire ownership of TISC, leaving the Company without business operations, in which case the Company will be required to seek other business opportunities. The Company could also be subject to damages to

Mr. David. Damages could include losses that may be sustained bysustained by Mr. David in the event M&T Bank forecloses upon collateral posted by Mr. David to secure TISC’s obligations to the bank.

Item 7. Financial Statements, Pro Forma Financial Statements and Exhibits.

(a)   Financial Statements.

None

(b)   Pro-forma Financial Information.

None

(c)         Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 5, 2004

TOTAL IDENTITY CORP.

By: /s/ Matthew P. Dwyer

Matthew P. Dwyer,

Chief Executive Officer